EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Crescent Financial Corporation

We consent to the use of our report on the consolidated financial statements of Crescent Financial Corporation and Subsidiary and to the reference to our firm under the heading “Experts.”

/s/ Dixon Hughes PLLC

Sanford, North Carolina

October 24, 2005